Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, GA 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces Five-for-Four Stock Split

FITZGERALD, GA., April 25, 2005— Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors approved a five-for-four stock split to be effected as a 25 percent stock dividend. As a result of the split, shareholders of record as of April 30, 2005 will receive one additional share of common stock for every four shares owned. The new shares and any cash to be paid to shareholders in lieu of fractional shares will be issued on May 15, 2005. The par value of the common stock will remain at $1.00.

James D. Minix, Chief Executive Officer said, “This five-for-four stock split allows our shareholders to share in our continuing strong financial performance. The company reported record 2004 earnings and recently reported record quarterly earnings for the first quarter of 2005. Our board believes the split will tend to enhance the liquidity of our stock by increasing from 5.7 million to 7.2 million the number of our outstanding shares.” Mr. Minix further noted, “Growing our franchise, providing excellent service to customers and enhancing shareholder value remain our key objectives.”

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia and has seven banking subsidiaries with twenty-seven locations in South and Middle Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company are approximately $996 million as of March 31, 2005.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.